Exhibit 99.1

News Release – January 31, 2011

Franklin Financial YTD earnings increase 16%

(Chambersburg) Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $7,612,000 for 2010 compared to 2009 earnings of $6,585,000, an increase of 15.6%. Net income for the quarter ended December 31, 2010 was $1,676,000, representing a 4.9% decrease when compared to 2009 fourth quarter earnings of $1,763,000.

On a per share basis, diluted earnings were $0.43 and $1.96 for the quarter and twelve months in 2010 compared to $0.46 and $1.71 for the same periods in 2009.

“The high level of unemployment, increased loan delinquency, and low interest rate environment inherent in the current recession created a challenging environment for financial institutions during 2010,” commented William E. Snell, Jr., president and CEO. “The growth of our balance sheet slowed considerably during the past 12 months, reflecting the significant impact of the economy on both individuals and businesses in South Central Pennsylvania. While our earnings this year compared quite favorably with the previous year’s results, 2009 results were negatively impacted by increased premiums for FDIC deposit insurance including a special FDIC assessment as well as write-downs from investments categorized as other than temporarily impaired and an increased provision for loan loss expense resulting from increased levels of delinquency in both our consumer and commercial loan portfolios.”

Total assets were $951.9 million at December 31, 2010, a 2.8% decline from assets at December 31, 2009.  Average net loans grew 6.0% to $744.0 million and average deposits and repurchase agreement grew by 4.4% to $787.2 million.  At year-end, net loans were up 1.3% to $739.8 million, while total deposits and repurchase agreements declined by 1.1% to $785.5 million. In addition, the market value of trust assets under management increased 6.6% to $490.4 million at December 31, 2010.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg.  Its wholly-owned subsidiary, F&M Trust, has twenty-five community banking offices throughout Cumberland, Franklin, Fulton and Huntingdon counties located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is listed on the over-the-counter market under the symbol FRAF.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors. Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.